Exhibit 99.1

BurgerFi Reports Fourth Quarter and Fiscal Year 2022 Results

Revenue Grows 160% to $178.7 Million in Fiscal Year 2022

Reiterates 2023 Guidance

Conference Call today, March 22, at 8:30 a.m ET

FORT LAUDERDALE, FL – March 22, 2023 – BurgerFi International, Inc. (Nasdaq: BFI, BFIIW) (“BurgerFi” or the “Company”), owner of one of the nation’s leading fast-casual “better burger” dining concepts through the BurgerFi brand, and the high-quality, casual dining pizza brand under the name Anthony’s Coal Fired Pizza & Wings (“Anthony’s”), today reported financial results for the fourth quarter and fiscal year ended January 2, 2023.

Highlights for the Fourth Quarter 20221
•Total revenue increased 29% to $45.2 million in the fourth quarter 2022 compared to $35.1 million in the fourth quarter 2021
▪Consolidated systemwide sales decreased by 2% to $71.6 million.
▪Corporate restaurant same-store sales for Anthony’s increased 1%
▪Systemwide sales for BurgerFi decreased 5% to $38.7 million
▪Systemwide same-store sales decreased 9% at BurgerFi
•Opened two new franchised BurgerFi restaurants in the fourth quarter
•Restaurant-level operating expenses as a percentage of sales increased by 1.5%
•Net loss improved to $26.2 million or $(1.18) per diluted share compared to prior fourth quarter net loss of $117.3 million or $(5.84) per diluted share
•Adjusted EBITDA1 of $2.6 million for both the fourth quarters of 2022 and 2021, respectively

Highlights for the Fiscal Year 20221
•Total revenue increased 160% to $178.7 million in the fiscal year 2022 driven by the Anthony's acquisition compared to fiscal year 2021
▪Consolidated systemwide sales of $289.6 million for both fiscal years 2022 and 2021, respectively.
▪Corporate restaurant same-store sales for Anthony’s increased 5%
▪Systemwide sales for BurgerFi decreased 3% to $160.8 million
▪Systemwide same-store sales for BurgerFi decreased by 7%
▪Opened 11 new BurgerFi restaurants (three corporate-owned and eight franchises)
•Restaurant-level operating expenses as a percentage of sales of 86.2% for both fiscal years 2022 and 2021
•Net loss improved to $103.4 million, or $(4.66) per diluted share, compared to prior fiscal year net loss of $121.5 million, or $(7.20) per diluted share
•Adjusted EBITDA1 of $9.2 million compared to $3.8 million in the prior fiscal year

Exhibit 99.1

Management Commentary

Ophir Sternberg, Executive Chairman of BurgerFi, stated, “2022 was a pivotal year for BurgerFi as we integrated the Anthony’s acquisition into our system. We now have two high-quality brands that are on trend with the consumer, and we believe that we are in the early innings of growth across both brands. Early this year, we opened a franchised BurgerFi in Newark Liberty Airport, followed by a franchised BurgerFi in Orlando’s O-Town West. Airports continue to deliver high volumes and we expect airports to continue to be a growing part of our development strategy. We are also very excited for this year’s planned launch of our first Anthony's franchise as part of our growth strategy in expanding the brand. I'm enthusiastic about the opportunities that lie ahead for both brands for 2023 and beyond.”

Ian Baines, Chief Executive Officer of BurgerFi, added, “Throughout 2022, we made progress executing on several strategic initiatives at BurgerFi and Anthony’s. We completed our back-office integration of the two companies and delivered on our goal of achieving over $2.5 million in annualized synergies. In the fourth quarter, we began to see margins stabilize with sequential improvement as a result of our procurement initiatives. I am optimistic that we can continue driving improvement in profitability and operating margins in 2023 in both brands.”

Baines continued, “I remain enthusiastic about the development pipeline in place as well as the long runway of whitespace opportunities ahead for both brands. In total, we plan to open 15-20 new franchised restaurants, including 2-3 Anthony’s in 2023.”

Fourth Quarter and Fiscal Year 2022 Key Metrics Summary

	Consolidated
(in thousands except for percentage data)	Quarter Ended January 2, 2023[2]	Quarter Ended December 31, 2021[3]	Year Ended January 2, 2023[2]	Year Ended December 31, 2021[3]
Systemwide Restaurant Sales	$71,626	$40,704	$289,640	$166,124
Systemwide Restaurant Sales Growth	(2)%	23%	—%	31%
Systemwide Restaurant Same-Store Sales Growth	(4)%	7%	(2)%	14%
Corporate-Owned Restaurant Sales	$41,878	$8,736	$166,198	$34,079
Corporate-Owned Restaurant Sales Growth	2%	33%	6%	39%
Corporate-Owned Restaurant Same-Store Sales Growth	(1)%	5%	2%	14%
Franchise Restaurant Sales	$29,748	$31,968	$123,442	$132,045
Franchise Restaurant Sales Growth	(7)%	22%	(7)%	30%
Franchise Restaurant Same-Store Sales Growth	(8)%	7%	(6)%	15%
Digital Channel % of Systemwide Sales	32%	36%	35%	39%

Exhibit 99.1

	Quarter Ended January 2, 2023		Quarter Ended December 31, 2021
(in thousands, except for percentage data)	BurgerFi	Anthony's2	BurgerFi[3]
Systemwide Restaurant Sales	$38,663	$32,963	$40,704
Systemwide Restaurant Sales Growth	(5)%	2%	23%
Systemwide Restaurant Same-Store Sales Growth	(9)%	1%	7%
Corporate-Owned Restaurant Sales	$8,915	$32,963	$8,736
Corporate-Owned Restaurant Sales Growth	2%	2%	33%
Corporate-Owned Restaurant Same-Store Sales Growth	(10)%	1%	5%
Franchise Restaurant Sales	$29,748	N/A	$31,968
Franchise Restaurant Sales Growth	(7)%	N/A	22%
Franchise Restaurant Same-Store Sales Growth	(8)%	N/A	7%
Digital Channel % of Systemwide Sales	29%	35%	36%

	Year Ended January 2, 2023		Year Ended December 31, 2021[3]
(in thousands, except for percentage data)	BurgerFi	Anthony's2	BurgerFi[3]
Systemwide Restaurant Sales	$160,821	$128,819	$166,124
Systemwide Restaurant Sales Growth	(3)%	5%	31%
Systemwide Restaurant Same-Store Sales Growth	(7)%	5%	14%
Corporate-Owned Restaurant Sales	$37,379	$128,819	$34,079
Corporate-Owned Restaurant Sales Growth	10%	5%	39%
Corporate-Owned Restaurant Same-Store Sales Growth	(11)%	5%	14%
Franchise Restaurant Sales	$123,442	N/A	$132,045
Franchise Restaurant Sales Growth	(7)%	N/A	30%
Franchise Restaurant Same-Store Sales Growth	(6)%	N/A	15%
Digital Channel % of Systemwide Sales	33%	37%	39%
1Refer to “Key Metrics Definitions” and “About Non-GAAP Financial Measures” sections below.

2Included within Systemwide Restaurant Sales Growth, Systemwide Restaurant Same-Store Sales Growth, Corporate-Owned Restaurant Sales Growth and Corporate-Owned Restaurant Same-Store Sales Growth data presented above is information for Anthony's for the respective periods in 2021 which is presented only for informational purposes as Anthony's was not under common ownership until November 2021, the date of acquisition.

3Includes only BurgerFi

Fourth Quarter 2022 Financial Results

Total revenue increased 29% to $45.2 million compared to $35.1 million in the year-ago quarter, primarily driven by the addition of the Anthony’s business acquired on November 3, 2021. For the Anthony’s brand, same-store sales increased 1%, and for the BurgerFi brand, same-store sales decreased 10% and 8% in corporate-owned and franchised locations, respectively.

Exhibit 99.1

Restaurant-level operating expenses were $36.4 million compared to $26.9 million in 2021. The increase is driven by the inclusion of a full quarter of Anthony’s operations in 2022 whereas the prior period only had nine weeks. For the Anthony's brand, restaurant-level operating expenses, as a percentage of sales, increased by 1.2% for the fourth quarter of 2022, primarily due to the 13-week quarter having less sales leverage on fixed costs than the prior period which included only 9 weeks. For the BurgerFi brand, restaurant-level operating expenses, as a percentage of sales, increased 3.4% compared to the prior year quarter, primarily due to lost leverage on fixed costs due to same-store sales declines.

Net loss in the fourth quarter was $26.2 million compared to a net loss of $117.3 million in the year-ago quarter. Net loss included $18.3 million of non-cash impairment charges, $1.5 million of restructuring costs, $1.2 million of legal settlements, within general and administrative expenses, and $3.7 million of depreciation and amortization.

Adjusted EBITDA in the fourth quarter of 2022 was $2.6 million in both the fourth quarter of 2021 and 2022. See the definition of Adjusted EBITDA, a non-accounting principle generally accepted in the United States (“GAAP”) financial measure, and the reconciliation to the most comparable GAAP measure below.

Fiscal Year 2022 Financial Results

Total revenue in the fiscal year of 2022 increased 160% to $178.7 million compared to $68.9 million in 2021, primarily driven by the addition of the Anthony’s business acquired on November 3, 2021. For the Anthony’s brand, same-store sales increased 5%. For the BurgerFi brand, same-store sales decreased 11% and 6% in corporate-owned and franchised locations, respectively.

Restaurant-level operating expenses for the fiscal year of 2022 were $144.2 million compared to $49.8 million in the fiscal year 2021. The increase was driven by the inclusion of a full year of Anthony’s operations, while the prior year included only nine weeks. For the Anthony's brand, restaurant-level operating expenses, as a percentage of sales, increased 1.4% for the fiscal year 2022, compared to the fiscal year 2021, primarily due to higher labor costs partially offset by lower food costs due to continued stabilization of commodity costs, especially in chicken wing prices. For the BurgerFi brand, restaurant-level operating expenses, as a percentage of sales, increased 2.6% for the fiscal year 2022, compared to the fiscal year 2021, primarily due to lower leverage on fixed costs driven by lower same-store sales.

Net loss in the fiscal year 2022 was $103.4 million compared to a net loss of $121.5 million in 2021. The improvement in net loss of $18.1 million was primarily due to $41.3 million in lower non-cash impairment charges and the results of a full year of Anthony’s operations, while the prior year included only nine weeks. The improvement of $18.1 million in net loss was also partially offset by $11.3 million of lower gains on change in value of warrant liability, $7.3 million increase in interest expense, $7.1 million increase in depreciation and amortization expense, $2.7 million increase in share-based compensation expense and $1.8 million increase in store closure costs.

Adjusted EBITDA in the fiscal year 2022 increased 141% to $9.2 million compared to $3.8 million in the fiscal year 2021, driven by the acquisition of Anthony’s. See the definition of Adjusted EBITDA, a non-GAAP financial measure, and the reconciliation to the most comparable GAAP measure below.

Restaurant Development

As of January 2, 2023, there were 174 total BurgerFi and Anthony’s restaurants of which 114 were BurgerFi (25 corporate-owned and 89 franchised) and 60 were corporate-owned Anthony’s. During the year, there were 11 BurgerFi locations opened of which three were corporate stores and eight were franchised locations. During the year, 15 franchised BurgerFi locations and one corporate-owned Anthony’s location closed. During the fourth quarter 2022, there were two franchised BurgerFi openings, five franchised BurgerFi closures and one corporate-owned Anthony's closure.

Quarter to date through March 2023 , the Company has opened two franchised BurgerFi locations.

Exhibit 99.1

2023 Outlook

Management is reiterating its outlook for the fiscal year 2023:

•Annual revenues of $175-180 million
•Low-single digit same-store sales growth for corporate-owned locations
•15-20 new franchised restaurants, including 2-3 new Anthony's
•Adjusted EBITDA of $10-12 million
•Capital expenditures of approximately $1-2 million

Conference Call

The Company will hold a conference call today, March 22, 2023, at 8:30 a.m. Eastern time to discuss its fourth quarter and fiscal year 2022 results.

Date: Wednesday, March 22, 2023
Time: 8:30 a.m. Eastern time
Toll-free dial-in number: (877) 300-8521
International dial-in number: (412) 317-6026
Conference ID: 10174753

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for two weeks for replay on the Company’s Investor Relations website at ir.burgerfi.com.

Key Metrics Definitions

The following definitions apply to the terms listed below:

“Systemwide Restaurant Sales” is presented as informational data in order to understand the aggregation of franchised stores sales, ghost kitchen and corporate-owned store sales performance. Systemwide Restaurant Sales growth refers to the percentage change in sales at all franchised restaurants, ghost kitchens and corporate-owned restaurants in one period from the same period in the prior year. Systemwide Restaurant Same-Store Sales growth refers to the percentage change in sales at all franchised restaurants, ghost kitchens, and corporate-owned restaurants after 14 months of operations. See definition below for “Same-Store Sales”.

“Corporate-Owned Restaurant Sales” represent the sales generated only by corporate-owned restaurants. Corporate-Owned Restaurant Sales growth refers to the percentage change in sales at all corporate-owned restaurants in one period from the same period in the prior year. Corporate-Owned Restaurant Same-Store Sales growth refers to the percentage change in sales at all corporate-owned restaurants after 14 months of operations. These measures highlight the performance of existing corporate-owned restaurants.

“Franchise Restaurant Sales” represent the sales generated only by franchisee-owned restaurants and are not recorded as revenue, however, the royalties based on a percentage of these franchise restaurant sales are recorded as revenue. Franchise Restaurant Sales growth refers to the percentage change in sales at all franchised restaurants in one period from the same period in the prior year. Franchise Restaurant Same-Store Sales growth refers to the percentage change in sales at all franchised restaurants after 14 months of operations. These measures highlight the performance of existing franchised restaurants.

“Same-Store Sales” is used to evaluate the performance of our store base, which excludes the impact of new stores and closed stores, in both periods under comparison. We include a restaurant in the calculation of Same-Store Sales after 14 months of operations. A restaurant which is temporarily closed (including as a result of the COVID-19 pandemic), is included in the Same-Store Sales computation. A restaurant which is closed permanently, such as upon termination of the lease, or other permanent closure, is immediately removed from the Same-Store Sales computation. Our calculation of Same-Store Sales may not be comparable to others in the industry.

Exhibit 99.1

“Digital Channel” % of systemwide sales is used to measure performance of our investments made in our digital platform and partnerships with third party delivery partners. We believe our digital platform capabilities are a vital element to continuing to serve our customers and will continue to be a differentiator for the Company as compared to some of our competitors. Digital Channel as percentages of Systemwide Restaurant Sales are indicative of the sales placed through our digital platforms and the percentage of those digital sales when compared to total sales at all our franchised and corporate-owned restaurants.

“Adjusted EBITDA,” a non-GAAP measure, is defined as net loss before Goodwill and asset impairment charges, gain on change in value of warrant liability, interest expense (which includes non-cash interest on preferred stock and interest accretion on related party notes), income tax expense (benefit), depreciation and amortization expense, share-based compensation expense, pre-opening costs, employee retention credits and PPP loan gain, store closure costs and other, net, legal settlements, restructuring costs and, merger, acquisition and integration costs.

Unless otherwise stated, Systemwide Restaurant Sales, Systemwide Sales growth, and Same-Store Sales are presented on a systemwide basis, which means they include franchise restaurants and company-owned restaurants. Franchise restaurant sales represent sales at all franchise restaurants and are revenues to our franchisees. We do not record franchise sales as revenues; however, our royalty revenues and brand royalty revenues are calculated based on a percentage of franchise sales.

About BurgerFi International (Nasdaq: BFI, BFIIW)
Established in 2011, BurgerFi is a leading multi-brand restaurant company that develops, markets, and acquires fast-casual and premium-casual dining restaurant concepts around the world, including corporate-owned stores and franchises. BurgerFi is among the nation’s fastest-growing better burger concepts with 114 BurgerFi restaurants (89 franchised and 25 corporate-owned). As of the Company’s fiscal year ended January 2, 2023, BurgerFi is the owner and franchisor of the two following brands with a combined 174 locations.

BurgerFi. BurgerFi is chef-founded and committed to serving fresh, all-natural and quality food at all locations, online and via first-party and third-party deliveries. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi's menu also includes high quality Wagyu Beef Blend Burgers, Antibiotic and Cage-Free Chicken offerings, Fresh, Hand-Cut Sides, and Frozen Custard Shakes and Concretes. BurgerFi was named "The Very Best Burger" at the 2023 edition of the nationally acclaimed SOBE Wine and Food Festival, "Best Fast Casual Restaurant" in USA Today's 10Best 2022 Readers' Choice Awards for the second consecutive year, QSR Magazine's Breakout Brand of 2020 and Fast Casual's 2021 #1 Brand of the Year. In 2021, Consumer Report praised BurgerFi for serving "no antibiotic beef" across all its restaurants, and Consumer Reports awarded BurgerFi an “A-Grade Angus Beef” rating for the third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and 'Like' or follow @BurgerFi on Instagram, Facebook and Twitter. BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

Anthony’s. Anthony’s was acquired by BurgerFi on November 3, 2021 and is a premium pizza and wing brand that operates 60 corporate-owned casual restaurant locations, as of January 2, 2023. Known for serving fresh, never frozen and quality ingredients, Anthony’s is centered around a 900-degree coal fired oven with menu offerings including “well-done” pizza, coal fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. Anthony’s was named “The Best Pizza Chain in America” by USA Today's Great American Bites and “Top 3 Best Major Pizza Chain” by Mashed in 2021. To learn more about Anthony’s, please visit www.acfp.com.

Exhibit 99.1

About Non-GAAP Projected Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the non-GAAP measure Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) it is used by our institutional investors and the analyst community to help them analyze the health of our business.

There are a number of limitations related to the use of this non-GAAP financial measure. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from this non-GAAP financial measure and evaluating this non-GAAP financial measure together with its relevant financial measures in accordance with GAAP.

A reconciliation of Adjusted EBITDA guidance is not being provided due to the nature of this forward-looking non-GAAP measure containing certain elements that are impractical to predict given their market-based nature, such as share-based compensation expense and gain and losses on change in value of warrant liabilities, without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information, nor can we accurately predict all of the components of the applicable non-GAAP financial measure and reconciling adjustments thereto; accordingly, guidance for the corresponding GAAP measure may be materially different than guidance for the non-GAAP measure. Such forward looking information is also subject to uncertainty and various risks, and there can be no assurance that any forecasted results or conditions will actually be achieved.

Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to BurgerFi's estimates of its future business outlook, liquidity, prospects or financial results, long-term opportunities, executing on growth strategies, launch of the Anthony’s franchise system, confidence in the stabilization of BurgerFi’s margin profile, store opening plans, opening of additional nontraditional locations, including airports and expectations regarding adjusted EBITDA in 2023, as well as statements set forth under the section entitled “2023 Outlook” above. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Reports on Form 10-Q, and when filed, our Annual Report on Form 10-K for the year ended January 2, 2023, and subsequent Quarterly Reports on Form 10-Q, and those discussed in other documents we file with the Securities and Exchange Commission, including our ability to continue to access liquidity from our credit agreement and remain compliant with financial covenants therein, as well as to successfully realize the expected benefits of the acquisition of Anthony’s or any other factors. All subsequent written and oral forward-looking statements attributable to BurgerFi or persons acting on BurgerFi’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Exhibit 99.1

Investor Relations:
ICR
Michelle Michalski
IR-BFI@icrinc.com
646-277-1224

Company Contact:
BurgerFi International Inc.
IR@burgerfi.com

Media Relations Contact:
rbb Communications
Ailys Toledo
Ailys.Toledo@rbbcommunications.com

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

(in thousands)	January 2, 2023	December 31, 2021
ASSETS
CURRENT ASSETS
Cash	$11,917	$14,889
Accounts receivable, net	1,766	1,689
Inventory	1,320	1,387
Assets held for sale	732	732
Other current assets	2,724	2,526
TOTAL CURRENT ASSETS	18,459	21,223
PROPERTY & EQUIPMENT, net	19,707	29,035
OPERATING RIGHT-OF-USE ASSET, net	45,741	—
GOODWILL	31,621	98,000
INTANGIBLE ASSETS, net	160,208	168,723
OTHER ASSETS	1,044	738
TOTAL ASSETS	$276,780	$317,719
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable - trade and other	$8,464	$7,841
Accrued expenses	10,589	5,302
Short-term operating lease liability	9,924	—
Other liabilities	6,241	7,856
Short-term borrowings	4,985	3,331
TOTAL CURRENT LIABILITIES	40,203	24,330
NON-CURRENT LIABILITIES
Long-term borrowings	53,794	56,797
Redeemable preferred stock, $0.0001 par value, 10,000,000 shares authorized, 2,120,000 shares issued and outstanding, $53 million principal redemption value	51,418	47,525
Long-term operating lease liability	40,748	—
Related party note	9,235	8,724
Warrant liability	195	2,706
Other non-current liabilities	1,017	3,009
Deferred income taxes	1,223	1,353
TOTAL LIABILITIES	197,833	144,444
STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value, 100,000,000 shares authorized, 22,257,772 and 21,303,500 shares issued and outstanding as of January 2, 2023 and December 31, 2021, respectively	2	2
Additional paid-in capital	306,096	296,992
Accumulated deficit	(227,151)	(123,719)
TOTAL STOCKHOLDERS’ EQUITY	78,947	173,275
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$276,780	$317,719

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Quarter Ended		Year Ended
(in thousands)	January 2, 2023	December 31, 2021	January 2, 2023	December 31, 2021
REVENUE
Restaurant sales	$42,246	$31,748	$167,201	$57,790
Royalty and other fees	2,554	2,857	9,733	9,090
Royalty - brand development and co-op	435	460	1,786	1,987
TOTAL REVENUE	45,235	35,065	178,720	68,867
Restaurant level operating expenses:
Food, beverage and paper costs	11,470	9,792	48,487	17,578
Labor and related expenses	12,658	8,863	49,785	15,994
Other operating expenses	8,200	5,559	30,277	11,277
Occupancy and related expenses	4,035	2,660	15,607	4,940
General and administrative expenses	6,916	6,924	25,974	17,498
Depreciation and amortization expense	3,711	3,587	17,138	10,060
Share-based compensation expense	944	788	10,239	7,573
Brand development, co-op and advertising expense	871	973	3,870	2,758
Goodwill and intangible asset impairment	11,400	114,797	66,569	114,797
Asset impairment	6,946	—	6,946	—
Store closure costs (income)	815	(11)	1,949	121
Restructuring costs	1,459	—	1,459	—
Pre-opening costs	—	662	474	1,905
OPERATING LOSS	(24,190)	(119,529)	(100,054)	(135,634)
Other income, net	16	(193)	2,675	2,047
Gain on change in value of warrant liability	461	3,406	2,511	13,811
Interest expense	(2,096)	(1,360)	(8,659)	(1,406)
Loss before income taxes	(25,809)	(117,676)	(103,527)	(121,182)
Income tax (expense) benefit	(352)	419	95	(312)
Net Loss	$(26,161)	$(117,257)	$(103,432)	$(121,494)

Weighted average common shares outstanding:
Basic	22,256,643	20,067,880	22,173,694	18,408,247
Diluted	22,256,643	20,067,880	22,173,694	18,624,447

Net loss per common share:
Basic	$(1.18)	$(5.84)	$(4.66)	$(6.60)
Diluted	$(1.18)	$(5.84)	$(4.66)	$(7.20)

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Reconciliation of Net Loss to Adjusted EBITDA
(Non-GAAP) (Unaudited)

	Quarter Ended		Year Ended
(in thousands)	January 2, 2023	December 31, 2021	January 2, 2023	December 31, 2021
Net Loss	$(26,161)	$(117,257)	$(103,432)	$(121,494)
Goodwill and asset impairment charges	18,346	114,797	73,515	114,797
Gain on change in value of warrant liability	(461)	(3,406)	(2,511)	(13,811)
Interest expense	2,096	1,360	8,659	1,406
Income tax expense (benefit)	352	(419)	(95)	312
Depreciation and amortization expense	3,711	3,587	17,138	10,060
Share-based compensation expense	944	788	10,239	7,573
Pre-opening costs	—	662	474	1,905
Employee retention credits/ PPP loan gain	—	—	(2,626)	(2,237)
Store closure costs and other, net	799	183	1,934	324
Legal settlements	1,229	212	1,623	689
Restructuring costs	1,459	—	1,459	—
Merger, acquisition, and integration costs	316	2,106	2,787	4,275
Adjusted EBITDA	$2,630	$2,613	$9,164	$3,799

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Segment Reconciliation of Net Loss to Adjusted EBITDA
(Non-GAAP) (Unaudited)

	BurgerFi		Anthony’s
	Quarter Ended	Year Ended	Quarter Ended	Year Ended
(in thousands)	January 2, 2023	January 2, 2023	January 2, 2023	January 2, 2023
Net Loss	$(13,935)	$(50,375)	$(12,226)	$(53,057)
Goodwill and asset impairment charges	6,690	24,195	11,656	49,320
Gain on change in value of warrant liability	(461)	(2,511)	—	—
Interest expense	882	3,843	1,214	4,816
Income tax expense (benefit)	691	240	(339)	(335)
Depreciation and amortization expense	2,236	9,571	1,475	7,567
Share-based compensation expense	944	10,239	—	—
Pre-opening costs	—	474	—	—
Employee retention credits/ PPP loan gain	—	(2,626)	—	—
Store closure costs and other, net	772	1,899	27	35
Legal settlements	1,195	1,588	34	35
Restructuring costs	696	696	763	763
Merger, acquisition, and integration costs	275	2,633	41	154
Adjusted EBITDA	$(15)	$(134)	$2,645	$9,298

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Restaurant Level Operating Expenses
(Unaudited)

	Quarter Ended January 2, 2023		Quarter Ended December 31, 2021		Year Ended January 2, 2023		Year Ended December 31, 2021
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$42,246	100.0%	$31,748	100.0%	$167,201	100.0%	$57,790	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	11,470	27.2%	9,792	30.8%	$48,487	29.0%	$17,578	30.4%
Labor and related expenses	12,658	30.0%	8,863	27.9%	49,785	29.8%	15,994	27.7%
Other operating expenses	8,200	19.4%	5,559	17.5%	30,277	18.1%	11,277	19.5%
Occupancy and related expenses	4,035	9.6%	2,660	8.4%	15,607	9.3%	4,940	8.5%
Total	$36,363	86.1%	$26,874	84.6%	$144,156	86.2%	$49,789	86.2%

Anthony’s Brand Only
Restaurant Level Operating Expenses
(Unaudited)

	Quarter Ended January 2, 2023		Nine-Week Ended December 31, 2021		Year Ended January 2, 2023		Nine-Week Ended December 31, 2021
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$32,962	100.0%	$22,419	100.0%	$128,819	100.0%	$22,419	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	8,781	26.6%	6,844	30.5%	36,618	28.4%	6,844	30.5%
Labor and related expenses	9,979	30.3%	6,401	28.6%	38,789	30.1%	6,401	28.6%
Other operating expenses	6,193	18.8%	3,559	15.9%	22,237	17.3%	3,559	15.9%
Occupancy and related expenses	2,998	9.1%	1,931	8.6%	11,798	9.2%	1,931	8.6%
Total	$27,951	84.8%	18,735	83.6%	$109,442	85.0%	$18,735	83.6%

BurgerFi Brand Only
Restaurant Level Operating Expenses
(Unaudited)

	Quarter Ended January 2, 2023		Quarter Ended December 31, 2021		Year Ended January 2, 2023		Year Ended December 31, 2021
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$9,284	100.0%	$9,329	100.0%	$38,382	100.0%	$35,371	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	2,689	29.0%	2,948	31.6%	11,869	30.9%	10,734	30.3%
Labor and related expenses	2,679	28.9%	2,462	26.4%	10,996	28.6%	9,593	27.1%
Other operating expenses	2,007	21.6%	2,000	21.4%	8,040	20.9%	7,718	21.8%
Occupancy and related expenses	1,037	11.2%	729	7.8%	3,809	9.9%	3,009	8.5%
Total	$8,412	90.6%	8,139	87.2%	$34,714	90.4%	$31,054	87.8%

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Segmented Unit Counts

	Quarter Ended January 2, 2023			Year Ended January 2, 2023

	Corporate-owned	Franchised	Total	Corporate-owned	Franchised	Total
Total BurgerFi and Anthony's brands	85	89	174	85	89	174

BurgerFi stores, beginning of the period	25	92	117	25	93	118
BurgerFi stores opened	—	2	2	3	8	11
BurgerFi stores transferred/sold	—	—	—	(3)	3	—
BurgerFi stores closed	—	(5)	(5)	—	(15)	(15)
BurgerFi total stores, end of the period	25	89	114	25	89	114

Anthony's stores, beginning of period	61	—	61	61	—	61
Anthony's stores opened	—	—	—	—	—	—
Anthony's stores closed	(1)	—	(1)	(1)	—	(1)
Anthony's total stores, end of the period	60	—	60	60	—	60